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                                                                    EXHIBIT 10rr



Description of Bell Atlantic Senior Management Death Benefit Plan


On November 25, 1997, the Human Resources Committee ("HRC") of the Board of Directors of the Company adopted the Bell Atlantic Senior Management Death Benefit Plan ("Plan"). Pursuant to the action of the HRC, the program shall apply to the top 200-300 "Senior Managers" of the Company and its subsidiaries as follows:

Each employee (including each Senior Manager and each employee who is a participant but not a Senior Manager) who currently participates in the NYNEX Supplemental Life Insurance Plan (the "NYNEX Death Benefit Plan") shall continue participation in the NYNEX Death Benefit Plan subject to its current terms and conditions; provided, however, that the NYNEX Death Benefit Plan shall not admit any new participants on or after November 25, 1997.

Each current Senior Manager of the Company (excluding any Senior Manager described in the preceding paragraph), and any employee who is subsequently named a Senior Manager, shall participate in the Plan, a new program with a death benefit effective April 1, 1998 (with premium payments commencing retroactive to January 1, 1998), which shall provide (a) a death benefit equal to five times compensation (defined in the Plan for this purpose as the current year's salary and 50% of the applicable maximum short-term incentive adjusted annually until the attainment of age 60 by the Senior Manager) during the period of active employment and for a five year period commencing with the date of the Senior Manager's separation from service; and (b) thereafter, a death benefit equal to two times compensation (defined in the Plan for this purpose as final base salary). The Plan's benefits shall be provided through a split-dollar life insurance arrangement with cash surrender value allocable to the Senior Manager's account, subject to terms and conditions set forth in the Plan documents.